Exhibit 99.1

Hennessy Advisors, Inc. Reports Annual Earnings

NOVATO, Calif., Dec. 7, 2022 /PRNewswire/ -- Hennessy Advisors, Inc. (Nasdaq: HNNA) today reported results for the fiscal year ended September 30, 2022.

"At the beginning of 2022, the financial markets were on the rise and our economy seemed unflappable as pandemic-related issues seemed to be subsiding. But as we all know, change is inevitable. The conflict in the Ukraine, widespread inflationary concerns, and interest rate increases contributed to a year of stock market retraction and economic volatility," said Neil Hennessy, Chairman and CEO. "Even faced with these challenges and the often alarmist financial headlines, I believe there are many fundamental positives in our economy. The labor market shows no signs of fatigue, household balance sheets are showing robust savings, and corporations are benefitting from cost cutting and newly revived consumer spending. I feel confident that as interest rates and inflation stabilize, consumers and investors will recognize the underlying strengths in our economy, which should lead to positive momentum in the market," he added.

"While our earnings fell during the fiscal year due to lower assets under management and the interest expense on our bond debt, that is only part of the story here at Hennessy Advisors," said Teresa Nilsen, President and COO. "We are building our cash balance and we continue to cover our long-standing dividend. Our distribution team is actively supporting our product line-up and we are diligently pursuing strategic partnerships, as evidenced by our transaction to acquire the assets of the Stance Equity ESG Large Cap Core ETF (NYSE: STNC), which we anticipate closing this month," she added.

Summary Highlights for the Fiscal Year (compared to fiscal year 2021):

  Total revenue of $29.7 million, a decrease of 9%.
  Net income of $6.2 million, a decrease of 22%.
  Fully diluted earnings per share of $0.82, a decrease of 23%.
  Average assets under management, upon which revenue is earned, of $3.6 billion, a decrease of 9%.
  Total assets under management of $2.9 billion, a decrease of 29%.
  Cash and cash equivalents, net of gross debt, of $18.2 million, an increase of 15%.
	Financial Highlights

	Twelve Months Ended Sept. 30,		Change
	2022	2021	Dollar	Percent
Total Revenue	$ 29,666,869	$ 32,760,482	$ (3,093,613)	-9.4%
Net Income	6,190,209	7,902,060	(1,711,851)	-21.7%
Earnings Per Share (Diluted)	0.82	1.07	(0.25)	-23.4%
Weighted Average Number of Shares Outstanding (Diluted)	7,558,008	7,409,112	148,896	2.0%
Mutual Fund Average Assets Under Management	3,644,362,374	3,989,300,458	(344,938,084)	-8.6%

	As of Sept. 30,
	2022	2021
Mutual Fund Total Assets Under Management	$ 2,895,716,700	$ 4,065,922,008	$(1,170,205,308)	-28.8%
Cash and Cash Equivalents, Net of Gross Debt	18,236,604	15,835,907	2,400,697	15.2%
About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward‑looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., Terry@hennessyadvisors.com, 800-966-4354; Hibre Teklemariam, SunStar Strategic, HTeklemariam@sunstarstrategic.com, 703-894-1057